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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                                  April 5, 2005
                            (Date of report; date of
                            earliest event reported)


                         Commission file number: 1-3754


                      GENERAL MOTORS ACCEPTANCE CORPORATION
             (Exact name of registrant as specified in its charter)


                   Delaware                                38-0572512
        (State or other jurisdiction of                 (I.R.S. Employer
        incorporation or organization)                 Identification No.)


                             200 Renaissance Center
                         P.O. Box 200 Detroit, Michigan
                                   48265-2000
                    (Address of principal executive offices)
                                   (Zip Code)

                                 (313) 556-5000
              (Registrant's telephone number, including area code)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the
    Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))





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Item  8.01  Other Events

On April 5, 2005, Moody's Investors Services, Inc. (Moody's) lowered the long-term and short-term ratings of General Motors Corporation (GM) and the long-term rating of General Motors Acceptance Corporation (GMAC). Moody's also affirmed the short-term rating of GMAC. The rating outlook remains negative for both companies. Their press release follows.


Approximately $200 Billion in Debt Affected

New York, April 05, 2005 -- Moody's Investors Service lowered the long-term and short-term ratings of General Motors Corporation to Baa3 and Prime-3 from Baa2 and Prime-2, and also lowered the long-term rating of General Motors Acceptance Corporation (GMAC) to Baa2 from Baa1. GMAC's short-term rating is affirmed at Prime-2. The rating outlook for both companies is negative. These rating actions conclude Moody's review for downgrade that commenced on March 16th following GM's announcement of a significant negative revision of its 2005 earnings and cash flow outlook.


The downgrade of GM's ratings reflects Moody's expectation that formidable long-term challenges in the company's automotive operations -- an uncompetitive fixed cost structure including burdensome healthcare costs, steadily declining market share, and an increasingly competitive pricing environment - will extend the time frame over which a recovery will occur and will also moderate the strength of any eventual rebound in earnings and cash flow. The downgrade of GMAC's ratings reflects the significant business and financial ties between GM and GMAC that influence GMAC's auto finance operations - its origination volumes, asset mix, and asset quality - and its capitalization.


Moody's said that GM's investment grade ratings are predicated upon the company's ability to achieve material near term improvement in key credit metrics. If the prospects for such improvement become less probable, the ability to sustain the investment grade rating will further diminish. Within the next six months the rating agency will assess the progress GM is making in laying the groundwork for adequate improvement in its credit metrics. The key measures that Moody's will focus on are: GM's ability to maintain US market share near 26%; its ability to stem cash operating losses such that automotive cash and short-term voluntary employee beneficiary association (VEBA) balances remain above $18 billion; and, the progress the company makes in addressing its cost structure--including health care costs. In addition to these near-term benchmarks, GM will need to remain on track to deliver credit metrics by 2007 that support an investment grade rating. These metrics include: EBITA margins that approximate 4%; fixed charge coverage in the 3.5 to 4.0 times range; and free cash flow to total lease and pension adjusted debt of more than 15%.


The negative outlook recognizes the potential for further downgrades should GM fail to achieve the above stated near term targets or fail to remain on track to generate investment grade credit metrics by 2007.


Moody's expects that during the near-term GM will seek to further reduce its North American cost structure - including its rising annual healthcare costs of nearly $5 billion. Moody's believes that such initiatives will be critical to GM's ability to restore appropriate profitability and return measures. Such initiatives would likely entail potentially large restructuring charges. Moody's ongoing assessment of GM would consider the likely effectiveness of any potential strategic or restructuring initiatives in restoring adequate profitability by year-end 2007.


Funding a restructuring charge or strategic initiative would reduce GM's liquidity position which has been a critical factor supporting the rating. At year end 2004, automotive liquidity (cash and short-termVEBA balances) was $23 billion. This compares with $32 billion in balance sheet debt, of which only $3.5 billion matures during the next five years. However, by year-end 2005, this liquidity position will likely be reduced to approximately $18 billion as a result of the following: the $2 billion automotive cash burn forecasted by GM for 2005; a $2 billion payment for the Fiat settlement; a $1 billion common dividend payment by GM; the potentially sizable amounts for the European and other announced restructurings; $0.5 billion in debt repayments; and, the receipt of approximately $2 billion in dividends from GMAC. Although GM is expected to maintain adequate liquidity while it pursues restructuring initiatives, any sustained liquidity below the $18 billion level would be viewed negatively for rating purposes.


During 2005 GM's North American new product cadence will approximate a robust 25% of total unit sales. The degree to which new products that have already been launched (G6, Cobalt, LaCrosse and Equinox) and those products that will be launched later in 2005 (including the Monte Carlo, Impala, Solstice, H3, HHR, Cadillac DTS, and Lucerne) establish strong market acceptance and enable GM to maintain market share near 26% will be an important near-term rating consideration. Healthy performance by these introductions will help lay the groundwork for a re-establishment of the brand strength of GM's automotive business, which will be essential if the company is to achieve any rebound in profitability during the near term. It is noted that recent product introductions have achieved modest success, but that the company's heavy reliance on larger SUV's and trucks could make product introductions more challenging given the continued rise in fuel prices.


The one notch rating distinction between GM and GMAC remains unchanged. An important consideration in the one notch rating differential is Moody's expectation that in the event of bankruptcy GMAC's unsecured creditors would experience superior asset recovery relative to the unsecured creditors of GM. An additional consideration is the possibility that GMAC might avoid bankruptcy in the event of the parent's filing. Moody's also believes that it is very likely that GMAC would be able to maintain its separate corporate identity through various GM and GMAC stress scenarios and that as a consequence, GMAC's assets are relatively well-protected from direct claims by parent and affiliate creditors. Moody's ratings also consider GMAC's strong stand-alone characteristics, including an earnings base that has shown cyclical resiliency, reflecting the company's effective credit and risk management practices and the growing contribution of its mortgage and insurance operations. The rate of net charge-offs in GMAC's managed consumer auto loan portfolio decreased modestly in 2004, primarily due to the impact of improved auction values on repossession losses; default frequency has remained relatively stable, demonstrating GMAC's commitment to sound underwriting. Earnings from insurance and mortgage operations represented 49% of aggregate GMAC's 2004 profits, up from 30% in 2001, a mix shift that Moody's believes will continue to characterize aggregate results over the intermediate term. Moody's also counts liquidity management among GMAC's strengths. In recent years, GMAC has appropriately evolved its funding profile by lengthening debt maturities, increasing cash balances, and tapping new sources of funding, taking advantage of the liquidity and high quality of its finance and mortgage assets. Moody's believes that GMAC's sources of liquidity could support a viable operating model in a downside scenario, though operating margins could be negatively impacted by higher funding costs.


General Motors Corporation, headquartered in Detroit, Michigan, is the world's largest producer of cars and light trucks. GMAC, a wholly-owned subsidiary of GM, provides retail and wholesale financing in support of GM's automotive operations and is one of the worlds largest non-bank financial institutions.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     GENERAL MOTORS ACCEPTANCE CORPORATION
                                     -------------------------------------
                                     (Registrant)



Dated:        April 6, 2005          /s/  SANJIV KHATTRI
              ----------------       -------------------------------------
                                     Sanjiv Khattri
                                     Executive Vice President,
                                     Chief Financial Officer and Director


Dated:        April 6, 2005          /s/  LINDA K. ZUKAUCKAS
              ----------------       -------------------------------------
                                     Linda K. Zukauckas
                                     Vice President and Corporate Controller